Exhibit 99.2
William H. Osborne
President and
Chief Executive Officer
January 22, 2009
Dear Federal Signal Employee:
Today we announced that our Board of Directors has received notice from Warren B. Kanders, a stockholder of Federal Signal, that he intends to nominate three individuals, including himself, for election to Federal Signal’s Board at the Company’s 2009 Annual Meeting of Stockholders. The notice submitted by Mr. Kanders will be reviewed by the Board’s Corporate Governance Committee. A copy of today’s press release is attached to this letter and can be found on our website.
It is important for all of us at Federal Signal that during the Annual Meeting process, we remain focused on our jobs at hand. For Federal Signal to distinguish itself in these difficult economic times, we must continue to provide the highest quality products in the markets in which we operate, improve our teamwork, anticipate our customers’ needs and invest for the future. If we can succeed in these areas, I am confident we will reach our full potential. I look forward to more progress in 2009.
As the Annual Meeting approaches, it is possible that Federal Signal will be the subject of increased attention from stockholders, analysts and the media. As always, it is important for the Company to speak with one voice, so I ask that if you do receive any outside inquiries, or have any questions of your own, please forward them to Jennifer Sherman, General Counsel: (630) 954-2026, jsherman@federalsignal.com.
I thank each of you for your hard work and continued dedication to Federal Signal’s mission of protecting people, property and the environment. I am committed to keeping you informed throughout this process.
Sincerely,
William H. Osborne
President and Chief Executive Officer

Important Information
Federal Signal Corporation plans to file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Federal Signal files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Federal Signal by directing a request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or calling 630-954-2000.
Certain Information Concerning Participants
Federal Signal Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2009 Annual Meeting. Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2008 Annual Meeting of Stockholders, and will be set forth in its proxy statement relating to its 2009 Annual Meeting of Stockholders.